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                                                                    Exhibit 10.7


                             COMMONWEALTH ASSOCIATES
                                733 Third Avenue
                            New York, New York 10017
                                 (212) 297-5600


                                                                          , 1997

Preferred Employers Group, Inc.
10800 Biscayne Blvd. Penthouse
Miami, Florida 33161

Attention: Mr. Mel Harris

Gentlemen:

                  This letter, when executed by the parties hereto, shall set forth certain of the terms which were previously outlined in the Letter of Intent, dated August 12, 1996 (the "Letter of Intent") between Preferred Employers Group, Inc. (the "Company") and Commonwealth Associates ("Commonwealth"), relating to the initial public offering of Common Stock of the Company (the "Offering"). Except as otherwise defined herein, the terms used herein shall have the meanings ascribed to them in the Underwriting Agreement, dated the date hereof between Commonwealth, as Representative of the several Underwriters named therein, and the Company relating to the Offering (the "Underwriting Agreement").


          Pursuant to the Letter of Intent, the Company retained Commonwealth to serve as the Company's exclusive financial advisor in connection with the management of the Offering. As compensation for its services as such, the Company shall pay to Commonwealth on the Closing Date and, if applicable, any Additional Closing Date, 2% of the gross proceeds received from the sale of the Stock and the Additional Stock sold on such date.

                  1. If during the six month period commencing on August 12, 1996, the Company elects to pursue a merger, acquisition, joint venture or other similar transaction and the Offering is abandoned or otherwise not consummated then, unless (i) Commonwealth had terminated its participation in the Offering prior to learning of the proposed transaction, or (ii)


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Commonwealth determines not to proceed with the Offering other than because, in its good faith opinion, the proposed transaction materially impairs its ability to successfully complete the Offering, the Company shall promptly pay to Commonwealth, as its financial advisor in connection with such proposed transaction and in lieu of the fees payable to Commonwealth pursuant to Section 1 of this Agreement, a Lehman Formula fee based upon any Consideration (as hereinafter defined) received or paid by the Company in such merger, acquisition, joint venture or other similar transaction. Commonwealth shall not be entitled to a fee under this Section 2 if, upon learning of the proposed transaction, Commonwealth elects to proceed with the Offering (in which event it shall continue to be entitled to the compensation set forth above and in the Underwriting Agreement in connection with the Offering), or if Commonwealth's decision not to proceed with the Offering is for reasons other than in its good faith opinion, the proposed transaction materially impairs its ability to successfully complete the Offering. As used in this Agreement, the term "Consideration" means all forms consideration paid by the Company or any subsidiary or affiliate, including, but not limited, cash, stock or evidence of indebtedness, assumption of liabilities, or any combination thereof. The Lehman Formula is 5% of the first one million dollars of Consideration, or portion thereof, 4% of the second one million dollars of Consideration, or portion thereof, 3% of the next million dollars of Consideration, or portion thereof, 2% of the next one million dollars of consideration, or portion thereof, and 1% of all Consideration thereafter.

                  2. During the two year period following the date of this Agreement, the Company shall pay to Commonwealth 5% of all funds invested in the Company by any party introduced to the Company by Commonwealth; and, in the event that a party introduced by Commonwealth receives stock in exchange for any services rendered or assets transferred or financing provided to the Company, the Company will issue to Commonwealth stock in the amount of 5% of the stock issued to said party. Furthermore, should any party introduced by Commonwealth acquire the Company during the two year period following the date of this Agreement, the Company shall pay to Commonwealth an amount equal to 5% of the gross Consideration paid to the Company and/or its subsidiaries, affiliates or stockholders. In the event that Commonwealth is entitled to a fee pursuant to the provisions of Sections 2 and 3

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of this Agreement, it shall be entitled to the greater of such fees.

                  3. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall no be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

                  4. Any notices hereunder shall be sent to the Company and to Commonwealth at their respective addresses set forth above. Any notice shall be given by hand delivery, facsimile transmission or overnight delivery or courier service, against receipt therefor, and shall be deemed to have been given when received. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

                  5. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

                  6. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and may not be altered or modified, except in writing and signed by the party to be charged thereby.

                  7. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors and permitted assigns.

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         Please execute two copies of this letter in the space provided below and return them to the undersigned.

                                              Yours truly,

                                              COMMONWEALTH ASSOCIATES
                                              COMMONWEALTH ASSOCIATES MANAGEMENT
                                              COMPANY, INC., General Partner


                                              By:  ____________________________




ACCEPTED AND AGREED TO
AS OF THE DATE FIRST
ABOVE WRITTEN:

PREFERRED EMPLOYERS GROUP, INC.


By: ___________________________
      Mel Harris, President

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